U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                                                 SEC File Number
                                    FORM 12B-25                     0-29669
                                                                  CUSIP Number
                           NOTIFICATION OF LATE FILING            134705 10 2
                                  (Check One):

     [X] Form 10-K and Form 10-KSB     [ ]Form 20-F [ ]     Form 11-K [ ]
                   Form 10-Q and 10-QSB      [ ]Form N-SAR

          For Period Ended: December 31, 2004
          [ ] Transition Report on Form 10-K
          [ ] Transition Report on Form 20-F
          [ ] Transition Report on Form 11-K
          [ ] Transition Report on Form 10-Q
          [ ] Transition Report on Form N-SAR
          For the Transition Period Ended:

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     Read Attached Instruction Sheet Before Preparing Form. Please Print or
Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Items(s) to which the notification relates.
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PART I - REGISTRANT INFORMATION
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Full name of Registrant:   Can-Cal Resources Ltd.

Former Name if Applicable: N/A

Address of Principal Executive Office (Street and Number):

                           2500 Vista Mar Drive
City, State and Zip Code:  Las Vegas, NV 89128


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Part II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
         (b)    The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
  X             thereof will be filed on or before the fifteenth calendar
-----           day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c)    The accountant's statement or other exhibit required by Rule
                12b-25(c) has been attached if applicable.
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Part III - Narrative
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.


          At this time the Company's audited financial statements have not been completed. The Company does not believe filing the Annual Report on Form 10-KSB should be done in part, but rather complete with the audited financial statements. The Form 10-KSB will be filed by April 15, 2005.


                                     2

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Part IV - Other Information
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     (1) Name and telephone number of person to contact in regard to this notification.

             STEPHEN E. ROUNDS, Special Counsel (303) 377-6997

     (2) Have all other periodic reports required under section 13 or 15(d)of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
If the answer is no, identify reports(s).
                                                                 [ X ]Yes [  ]No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [  ]Yes [ X ]No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                             CAN-CAL RESOURCES LTD.
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                (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 30, 2005                       By:  /s/  Anthony F. Ciali
      ------------------                        --------------------------------
                                                Anthony F. Ciali
                                                Chief Executive Officer
                                                and President